Exhibit 10.2
KENVUE INC.

AMENDED & RESTATED

DEFERRED FEE PLAN FOR DIRECTORS

1.Purpose. The purpose of the Kenvue Inc. Deferred Fee Plan for Directors (the "Plan") is to provide certain members of the Board of Directors (the "Board") of Kenvue Inc. (the "Company", and such members, the "Directors") the opportunity to defer receipt of compensation earned as a Director to a date following termination of such service and to receive deferred stock units. These opportunities are designed to aid the Company in attracting and retaining Directors whose abilities, experience and judgment can contribute to the well-being of the Company and to further align the interests of Directors with those of shareholders.

2.Effective Date. The effective date of the Plan is September 19, 2023.

3.Eligibility. Any Director who is not an employee of the Company or any of the Company's subsidiaries or affiliates shall be eligible to participate in the Plan.

4.Deferred Compensation Account. A deferred compensation account (the "Account") shall be established for each Director who is eligible to participate in the Plan as provided in Section 3 hereof (a "Participant"). Amounts credited to each Participant's Account shall be identified in the Plan's records as comprised of two sub-accounts as follows: (a) the "Elective Deferral Sub-Account" for amounts credited with respect to a Participant's Elective Deferrals (as defined in Section 5 hereof); and (b) the "Mandatory Deferral Sub-Account" for amounts credited with respect to a Participant's Mandatory Deferrals (as defined in Section 5 hereof).

5.Amount of Deferral.

(a)    Elective Deferrals. Each Participant may elect to defer receipt of all or a specified part of any cash compensation payable to the Participant for serving on the Board or for serving on committees of the Board that is not required to be deferred pursuant to Section 5(b) hereof (the "Elective Deferrals"). An amount will be credited to the Participant's Elective Deferral Sub-Account on a quarterly basis, equal to the compensation deferred as Elective Deferrals in respect of such quarter as of the dividend payment date in each quarter (the "Elective Deferral Crediting Date"). In the event that there shall not be a dividend payment date in any quarter, then the Elective Deferral Payment Date shall be deemed to be the last business day of such quarter.

(b)    Mandatory Deferrals. From time to time the Board may require that a portion of the compensation payable to the Participant for serving on the Board, whether denominated in stock units or cash, be deferred under the Plan (the "Mandatory Deferrals"). The amount of compensation identified as Mandatory Deferrals may vary from Participant to Participant and will be determined by the Board and credited to the Participant's Mandatory Deferral Sub-Account as of the date identified by the Board (the "Mandatory Deferral Crediting Date" and the Elective Deferral Crediting Date, each a "Crediting Date").

6.    Deferred Compensation Account-Hypothetical Investment Options.

(a)    Amounts of Elective Deferrals and Mandatory Deferrals shall be credited to the Participant's Elective Deferral Sub-Account or Mandatory Deferral Sub-Account, as applicable, and, in the case of Elective Deferrals and Mandatory Deferrals denominated in cash, converted into equivalent units of Company common stock ("Company Stock") as of the Crediting Date ("Company Stock Equivalent Units"). The number of Company Stock Equivalent Units in respect of such cash deferrals shall be determined by dividing the amount of compensation payable by the closing sales price of the Company Stock as traded on the New York Stock Exchange on the Crediting Date (or based on such other methodology as the Compensation & Human Capital Committee (the “Committee”) may determine in its sole discretion), as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). Mandatory Deferrals denominated in stock units shall be credited to the Participant's Mandatory Deferral Sub Account as an equivalent number of Company Stock Equivalent Units. The number of Company Stock Equivalent Units included in a Participant's Account shall be adjusted to reflect dividends in accordance with the terms of paragraph (b) of this Section 6, and the value of such Account shall reflect increases or decreases in market value which would have resulted had funds credited to the Participant's Account on each Crediting Date been invested in Company Stock on such Crediting Date in accordance with the foregoing. Nothing herein obligates the Company to purchase any such Company Stock; if such Company Stock is purchased, it shall remain the sole property of the Company.

(b)    With respect to Company Stock Equivalent Units in a Participant's Account, the Company shall credit such Account on each dividend payment date declared with respect to the Company Stock, an additional number of Company Stock Equivalent Units equal to: (i) (y) the dividend per share of the Company Stock which is payable as of the dividend payment date, multiplied by (z) the number of Company Stock Equivalent Units credited to such Account as of the applicable dividend record date, divided by (ii) the closing sales price of the Company Stock as traded on the New York Stock Exchange on the dividend payment date (or based on such other methodology as the Committee may determine in its sole discretion), as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). Fractional Company Stock Equivalent Units shall be carried forward, and fractional dividend equivalent units shall be payable thereon.

7.    Time of Election for Elective Deferrals. An individual who first becomes eligible to participate in the Plan during any calendar year shall have the right to make an initial deferral election with respect to Elective Deferrals and an election as to the timing under Section 9 hereof for payment of their Mandatory Deferral for such calendar year, if any, by filing a written deferral election with the Company no later than 30 days after the date on which they first become eligible to participate in the Plan; provided that, notwithstanding the foregoing, no Elective Deferrals shall be permitted with respect to calendar year 2023. Such election shall apply to fees earned after the date such election is filed. Except as provided above with respect to initial deferral elections, a Participant may make a deferral election with respect to Elective Deferrals and an election as to the timing under Section 9 hereof for payment of their Mandatory Deferral for the following calendar year, if any, once annually in December by completing forms provided by the Company for such purpose. Any such annual election shall apply solely to fees earned in the immediately following calendar year. Any such annual election shall become effective and irrevocable as of January 1 of the immediately following calendar year.

8.    Value of Deferred Compensation Account. The value of each Participant's Account shall include Elective Deferrals and Mandatory Deferrals, adjustments for dividends, and increases or decreases in the market value of Company Stock. If the Company Stock does not trade on any date a calculation of Company Stock Equivalent Units is to be made under the Plan, the next preceding date on which the Company Stock was traded shall be utilized.

9.    Payment of Deferred Compensation. Upon a Participant's "separation from service" (within the meaning of Section 409A) as a member of the Board (the "Completion Date"), such Participant (or in the event of the Participant's death, the named beneficiary or their estate) shall be entitled to receive one or more payments in shares of Company Stock issued under a shareholder-approved equity compensation plan. Payments with respect to any particular Elective Deferral or Mandatory Deferral may be one of the following, as elected by the applicable Director in accordance with Section 7 hereof, (i) a single lump sum as of the Completion Date, (ii) five annual installments commencing on the Completion Date and (iii) ten annual installments commencing on the Completion Date (the Completion Date or the applicable anniversary of the Completion Date, each a "Payment Date"); provided that, if no election is made with respect to an Elective Deferral or Mandatory Deferral, payment shall be in a lump sum pursuant to clause (i). With respect to Elective Deferrals and Mandatory Deferrals that are payable in installments, the number of shares that shall be payable in connection with each installment payment shall be computed by dividing the number of Company Stock Equivalent Units that are subject to the Mandatory or Elective Deferral on the relevant Payment Date by the number of payments remaining in the applicable installment period, rounded down to the nearest whole unit, and any fractional unit that remains as of the last Payment Date of the applicable installment period shall be paid in cash. Company Stock Equivalent Units shall be valued at the closing sales price of the Company Stock as traded on the New York Stock Exchange on the applicable Payment Date (or, if there are no sales on such date, then the closing sales price of the Company Stock on the last preceding date for which there was a sale of Company Stock on the New York Stock Exchange), as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). No withdrawal may be made from the Participant's Account prior to the Completion Date and no advance on any payment may be made prior to the applicable Payment Date. The applicable payment shall be paid as soon as practicable following the applicable Payment Date, but in no event later than 75 days following the applicable Payment Date; provided that, notwithstanding anything in the Plan to the contrary, in the event of the Participant's death, the date of death shall be considered the Payment Date for all amounts then remaining in such Participant's Account.

10.    Section 409A Requirements. Notwithstanding any other provision of the Plan to the contrary, the terms of this Section 10 shall apply to the payment of a Participant's Account under the Plan. This Section 10 is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder ("Section 409A").

(a)    Payment of Accounts. A Participant shall have no influence on any determination as to the tax year in which the payment is made. Notwithstanding anything in the Plan to the contrary, if necessary to avoid additional taxes or penalties under Section 409A, the portion of a Participant's Account that would have been payable upon the Completion Date shall be delayed until the date that is six months following the Completion Date.

(b)    No Deferral of Payment. A Participant may not elect to defer or accelerate receipt of any portion of their Account. A Participant's election to defer or accelerate receipt of any portion of their Account shall be null and void.

(c)    No Offsets. No Participant nor any creditors or beneficiaries of a Participant shall have the right to subject any portion of any Account to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

(d)    Provisions Intended to Ensure Compliance with Section 409A. This Section 10 and any other provision of this Plan that applies to deferrals, including the rights of the Company or a Participant with respect to the deferrals, shall be limited to those terms permitted under Section 409A. Any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

(e)    Payment Upon Termination of the Plan. Upon termination of the Plan pursuant to this Section 10 with respect to all Participants and the termination of all other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A, the Company shall have the right, in its sole discretion, to pay to each Participant the value of their Account in a lump sum to the extent permitted under Section 409A. All payments made under this Section 10 upon termination of the Plan shall be made no earlier than the 13th month and no later than the 24th month after the termination of the Plan. The Company may not accelerate payments pursuant to this Section 10 if the termination of the Plan is proximate to a downturn in the Company's financial health. If the Company exercises its discretion to accelerate payments under this Section 10, the Company shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan's termination.

11.    Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Company Stock other than a regular cash dividend, each Account shall be appropriately adjusted by the Committee, in its sole and absolute discretion, including, but not limited to, adjusting the number of Company Stock Equivalent Units credited to each Account under this Plan.

12.    Designation of Beneficiary. Each Participant may, from time to time, by writing filed with the Secretary of the Company, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments of a Participant's Account are to be made if a Participant dies prior to the receipt of payment of such Account. A beneficiary designation will be effective only if the signed form is filed with the Secretary of the Company while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the Participant or before complete payment of the Account, such Account shall be paid to the estate of the last to die of the Participant and designated beneficiaries as soon as practicable after such death.

13.    Participant's Rights Unsecured. The right of any Participant to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any

Participant or beneficiary at any time a security interest in any Account or any other asset in trust with the Company for the benefit of any Participant or beneficiary.

14.    Statement of Account. A statement will be sent to each Participant as soon as practical following the end of each year as to the value of their Account as of December 31 of such year.

15.    Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant or a beneficiary, except by will or by the laws of descent and distribution.

16.    Administration of the Plan. The Plan shall be administered by the Committee or, in the absence of the Committee, the Board. The Committee may designate one or more of its members or employees of the Company to execute documents on its behalf or take such other actions that may be necessary or proper to assist the Committee in its administration and operation of the Plan. All decisions, determinations, interpretations and actions taken by the Committee regarding the Plan shall be conclusive and binding on all parties concerned, including the Company, its shareholders, all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan.

17.    Amendment or Termination of Plan. This Plan may at any time or from time to time be amended, modified or terminated by the Committee or the Board. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's accruals in their Account.

18.    Succession. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators, and legal representatives.

19.    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.